                                                                    EXHIBIT 4.15

                             SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of
March __, 2010, by and among Tefron Ltd., an Israeli public company (the
"Company") and the purchasers listed on SCHEDULE I hereto (collectively, the
"Purchasers").

                                    RECITALS

     WHEREAS, the Purchasers desire to invest in the Company by way of subscription to ordinary shares, nominal value NIS 10.0 per share, of the
Company ("Ordinary Shares"), all in accordance with and subject to the terms and conditions set forth herein; and

     WHEREAS, the Company desires to issue Ordinary Shares to the Purchasers, all in accordance with and subject to the terms and conditions set forth herein.

NOW THEREFORE, the parties agree as follows:

1.   SUBSCRIPTION TO ORDINARY SHARES

     On March 28, 2010, the Company shall issue and sell to the respective
Purchasers, and the respective Purchasers shall purchase, severally and not jointly, from the Company the number of Ordinary Shares set forth in SCHEDULE I opposite the name of such Purchaser (the "Subscription Shares"), in consideration for the payment of US$3.80 per one (1) Ordinary Share. The aggregate payment amount for all Subscription Shares shall be US$1,133,342 (the
"Subscription Consideration").

2.   INVESTMENT REPRESENTATIONS

     2.1  Each Purchaser, represents and warrants to the Company as follows:

          2.1.1 DUE ORGANIZATION AND AUTHORIZATION. Such Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization. Such Purchaser has the power and authority to purchase the
     Subscription Shares, and the execution, delivery and performance of the obligations of such Purchaser under this Agreement have been duly authorized by all necessary action on the part of the Purchaser.

          2.1.3 SOPHISTICATION; ACCESS; INVESTMENT INTENT. Such Purchaser,
     either alone or with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Subscription Shares, and has so evaluated the merits and risks of such investment. Such Purchaser has had ample access to information about the
     Company and its financial condition sufficient to enable it to evaluate its investment. Such Purchaser is acquiring the Subscription Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Subscription Shares or any part thereof or interest therein.

          2.1.4 NON-US PERSON; ACCREDITED INVESTOR; DIRECTED SELLING EFFORTS. At
     the time such Purchaser was offered the Subscription Shares and on the date hereof, it was and is (a) neither located in the United States nor a "U.S.
     person" (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the "Securities Act")) or (b) is an "accredited investor" (as defined in Regulation D under the Securities Act). Such Purchaser is not acquiring Subscription Shares as a result of any directed selling efforts made in the United States by the Company.

3.   RESTRICTED SHARES.

     3.1 The Purchasers hereby consent to the placement of legend(s) on the certificates representing the Subscription Shares as to the applicable restrictions on transferability in order to ensure compliance with the applicable securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

4.   MISCELLANEOUS.

     4.1 Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties reflected thereby.

     4.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction for all matters related to this Agreement.

     4.3 This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any amendment, modification, waiver or revision hereof, shall be considered effective only if in writing signed by all parties.

     4.4 If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but rather shall be enforced to the extent permitted by law.

     4.5 This Agreement may be signed by the parties in one or more counterparts each of which constitutes a complete Agreement.

     4.6 Any notice or other communication required or authorized to be given by one party to another or in connection with the matters contemplated by this
Agreement shall be addressed to the recipient and sent to the address of such party as set forth below: (i) if to the Company, to Tefron Ltd., Industrial
Center, Teradyon, P.O. Box 1365, Misgav, Israel, 20179, Telephone:
+972-4-9900803, Attn: Eran Rotem, and (ii) if to any Purchaser, to the address set forth below the name of such Purchaser on SCHEDULE I hereto, or in each case to such other address as a party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given when received, those given by facsimile transmission shall be deemed given the first business day following transmission with confirmation of transmission, and those sent by registered mail shall be deemed given three business days after posting.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

TEFRON LTD.

By: /s/ Eran Rotem
    --------------
    Name:  Eran Rotem
    Title: Chief Financial Officer

PURCHASERS:

TA-TOP, LIMITED PARTNERSHIP

By: /s/ Ron Ben-haim
    ----------------
    Name: Ron Ben-Haim
    Title:

MIVTACH SHAMIR HOLDINGS LTD.

By: /s/ Limor Avidor
    ----------------
    Name:  Limor Avidor
    Title: Deputy Chief Executive Officer

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                                   SCHEDULE I

                                   Purchasers

NAME AND ADDRESS OF                      NUMBER OF             SUBSCRIPTION
PURCHASERS                           SUBSCRIPTION SHARES      CONSIDERATION
---------------------------------- ----------------------- ----------------------
TA-TOP, Limited Partnership
37 Menahem Begin Road,
Tel Aviv 67137
Attn: Ron Ben-haim
Fax:  +972-3-5652245                               149,124 US$            566,671
---------------------------------- ----------------------- ----------------------
Mivtach Shamir Holdings Ltd.
27 Habarzel St., Or A Tower,
Tel Aviv 69710
Attn: Limor Avidor
Fax:  +972-3-6447099                               149,124 US$            566,671
---------------------------------- ----------------------- ----------------------
Total                                              298,248 US$          1,133,342
---------------------------------- ----------------------- ----------------------

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